Consent of Independent Registered Public Accounting Firm

The Board of Directors

Asia Entertainment & Resources Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-166860) of Asia Entertainment & Resources Ltd. of our reports dated March 16, 2012, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

/s/ UHY LLP

New York, New York

March 16, 2012